Exhibit 99.1

Press Release

Financial and Investor Contact:

Eric Slusser

Eric. Slusser@gentiva.com

or	Brandon Ballew

770-221-6700

brandon.ballew@gentiva.com

Media Contact:

Scott Cianciulli

Brainerd Communicators

212-986-6667

cianciulli@braincomm.com

Gentiva® Health Services Announces Preliminary Second Quarter 2010 Operating Results

ATLANTA, GA, July 20, 2010 — Gentiva Health Services, Inc. (NASDAQ: GTIV), a leading provider of home health and hospice services, today reported preliminary operating results for the second quarter ended July 4, 2010. A conference call to discuss these preliminary results will be held on July 21, 2010 at 9:00 a.m., Eastern Time. The Company will issue its final 2010 second quarter and six months financial results on July 29, 2010.

Preliminary second quarter 2010 financial highlights include:

•

Total net revenues of approximately $297 million, an increase of 4% compared to $284.8 million for the quarter ended June 28, 2009. Net revenues included home health episodic revenues of $229 million and hospice revenues of $21 million, increases of approximately 7% and 14%, respectively, as compared to the 2009 second quarter. Home health episodic revenues for the 2010 period reflected slower than anticipated growth in episodic volumes.

•

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of approximately $43.2 million, an increase of about 23% compared to $35.0 million for the second quarter of 2009. Adjusted EBITDA as a percentage of total net revenues was approximately 14.5% for the 2010 second quarter, compared to 12.3% in the year-ago period. Adjusted EBITDA included stock-based compensation expense in the 2010 and 2009 second quarters of $1.6 million and $1.7 million, respectively, and excluded net charges relating to restructuring, legal settlements and merger and acquisition activities.

•

Adjusted income from continuing operations of approximately $22.6 million compared to $17.9 million for the second quarter of 2009, an increase of approximately 26%. On a diluted per share basis, adjusted income from continuing operations approximated $0.74 for the 2010 second quarter versus $0.61 for the 2009 second quarter. Adjusted income from continuing operations excluded the net charges described above as well as the impact of any losses on sales of assets.

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

•	Cash and cash equivalents approximated $191 million at July 4, 2010 compared to $168.9 million at April 4, 2010 and $152.4 million at January 3, 2010.

Full-Year 2010 Outlook

Gentiva reaffirmed its 2010 full-year outlook for adjusted income from continuing operations of $2.67 to $2.75 on a diluted share basis. However, in light of recent softness in home health episodic volumes and the anticipated seasonality in third quarter volumes as experienced by the Company historically, Gentiva has reduced its full-year revenue guidance to a range of $1.20 billion to $1.23 billion from its prior guidance of between $1.23 billion to $1.26 billion. The outlook for adjusted income from continuing operations excludes the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of pending and future acquisitions.

Gentiva expects to further revise its full year 2010 outlook after the consummation of the Odyssey HealthCare, Inc. acquisition, which was announced on May 24, 2010 and is expected to close during the 2010 third quarter.

Conference Call and Web Cast Information

Gentiva Health Services will host an investor conference call to discuss its preliminary financial results on July 21, 2010, at 9:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #89040721. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available by July 22 and will remain available continuously through July 29. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 89040721. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site approximately 48 hours after the call.

Non-GAAP Financial Measures

This press release includes information about Adjusted EBITDA and adjusted income from continuing operations, which are non-GAAP financial measures as defined under SEC rules. In accordance with SEC rules, the Company has provided below a reconciliation of those measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization and excluding charges relating primarily to restructuring, legal settlements and merger and acquisition activities, net. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA relates to the Company’s continuing operations. Following is a reconciliation of Adjusted EBITDA to Net Income – as reported (in millions):

	2nd Quarter
	2010	2009
Adjusted EBITDA	$43.2	$35.0
Restructuring, legal settlement and merger and acquisition costs	(2.5)	(0.6)
Loss on sale of assets, net	—	(0.1)

EBITDA	40.7	34.3
Depreciation and amortization	(4.4)	(4.2)
Interest expense, net	(1.1)	(1.9)

Income from continuing operations before income taxes and equity in net earnings from affiliate	35.2	28.2
Income tax expense	(15.4)	(11.1)
Equity in net earnings of affiliate	0.4	0.3

Income from continuing operations	20.2	17.4
Discontinued operations, net of tax	(1.3)	(0.3)

Net income	$18.9	$17.1

Adjusted income from continuing operations is defined as income from continuing operations, excluding net charges described above and loss on sales of assets, net of tax. Following is a reconciliation of Adjusted income from continuing operations to Income from continuing operations (in millions):

	2nd Quarter
	2010	2009
Adjusted income from continuing operations	$22.6	$17.9
Restructuring, legal settlement and merger and acquistion costs	(2.5)	(0.6)
Tax impact of items excluded from income from continuing operations	0.1	0.2
Loss on sale of assets, net of tax	—	(0.1)

Income from continuing operations	$20.2	$17.4

Information About Preliminary Financial Data

The preliminary financial data included in this release is based on the Company’s internal accounting records and has been prepared by and is the responsibility of Company management. This preliminary data is subject to change following the completion of the Company’s consolidated financial statements for the 2010 second quarter and further management review.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is a leading provider of home health and hospice services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of recently passed healthcare reform legislation and its subsequent implementation through governmental regulations; changes in Medicare and Medicaid reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; the Company’s ability to consummate the Odyssey acquisition and effectively integrate Odyssey’s operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended January 3, 2010.

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